EXHIBIT B

                               OPINION OF COUNSEL

Gentlemen:

         I have made such examination of the law and have examined such company records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below:

         1. American International Life Assurance Company of New York is a valid and existing stock life insurance company domiciled in the New York.

         2. Variable Account A is a separate investment account of American International Life Assurance Company of New York validly existing pursuant to the New York Insurance Laws and the Regulations thereunder.

         3. All of the prescribed corporate procedures for the issuance of the Individual and Group Single and Flexible Premium Deferred Variable Annuity Contracts (the "Contracts") have been followed, and when such Contracts are issued in accordance with the Prospectuses contained in the Registration Statement, all state requirements relating to such Contracts will have been complied with.

         4. Upon the acceptance of premiums made by Contract Owners pursuant to a Contract issued in accordance with the Prospectuses contained in the Registration Statement and upon compliance with applicable law, such Contract Owner will have a legally-issued, fully-paid, nonassessable interest in such Contract.

This opinion, or a copy thereof, may be used as an exhibit to or in connection with the filing with the Securities and Exchange Commission of the Post Effective Amendment No. 6 to the Registration Statement on Form N-4 for the Contracts to be issued by AIG Life Insurance Company and its separate account, Variable Account A.


                                            /s/ Kenneth D. Walma
                                            -----------------------
                                            Kenneth D. Walma
                                            Assistant Secretary and
                                            General Counsel

Dated:  April 30, 1999